EXHIBIT 99.1

For Immediate Release

FIRST CALIFORNIA FINANCIAL GROUP REPORTS NET INCOME OF $1.8 MILLION

FOR 2008 THIRD QUARTER

WESTLAKE VILLAGE, Calif., October 22, 2008 – First California Financial Group, Inc. (Nasdaq:FCAL) today reported solid financial results for its three- and nine-month periods ended September 30, 2008.

Notwithstanding the unprecedented series of historic events in the 2008 third quarter, First California continued to perform well and achieved another quarter of solid earnings, posting net income of $1.8 million, equal to $0.15 per diluted share, with sound asset quality metrics, ample liquidity and strong capital positioning. The company continues to execute its strategic plan, operate under its long-term philosophy of sound and conservative banking and provide its customers with a stable financial institution that exhibits strength and safety.

2008 Third Quarter Highlights:

•	Loans grew $10.0 million to $783.5 million from $773.5 million at June 30, 2008;

•	Payoffs and pay downs reduced the bank’s portfolio of residential construction and land loans by $15.1 million to $94.6 million at September 30, 2008;

•	Allowance for loan losses as a percentage of loans unchanged sequentially at 1.02%;

•	Net loan charge-offs continued to be nominal at $194,000 during Q3 2008, none of which were real estate related;

•	The bank remained strongly capitalized at September 30, 2008 with a total risk-based capital ratio of 12.89% which exceeds the regulatory agencies “well-capitalized” guidelines;

•	Net interest margin was stable at 4.17%, compared with 4.17% for Q2 2008.

Asset Quality

Non-accrual loans at September 30, 2008 totaled $8.6 million, compared with $6.6 million as of June 30, 2008. During the 2008 third quarter, four new non-accrual loans with balances totaling $2.1 million were added. The company noted that all of these loans represented Small Business Administration (SBA) loans, for which the company has government guarantees totaling $1.1 million. Also, two of the four new non-accrual loans with principal balances of $1.9 million were brought current in October.

While loans past due 90 days and accruing declined sequentially to $947,000 at September 30, 2008 from $1.1 million at the end of the 2008 second quarter, the company posted an up tick in delinquent loans past due 30 to 89 days, totaling $6.6 million at the end of the 2008 third quarter from $1.5 million at June 30, 2008. Total past due and non-accrual loans amounted to $16.1 million as of September 30, 2008, compared with $9.2 million as of June 30, 2008. The increase in loans past due 30 to 89 days is mainly due to two residential construction loans with balances as of September 30, 2008 of $4.9 million which have been paid down by $550,000 in October with three more units in escrow.

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Given the severity of the current financial crisis, the company does not expect to be exempt from the overall impact on the banking industry. That said, First California places great importance on safe guarding its customers’ deposits and supporting neighboring communities through prudent lending practices. Management believes its conservative underwriting standards and portfolio monitoring have contributed to First California’s low levels of losses on problem loans.

Net loan charge-offs totaled $194,000 for the 2008 third quarter and $779,000 for the first nine months 2008. The company recorded a loan loss provision of $300,000 in the current third quarter and $950,000 year-to-date, compared with no loan loss provision in the respective 2007 periods. The allowance for loan losses as a percentage of total loans was unchanged from last quarter at 1.02%.

First California does not hold any Federal National Mortgage Association, also known as Fannie Mae or FNMA, or Federal Home Loan Mortgage Corporation, also known as Freddie Mac or FHLMC, common or preferred stock in its investment portfolio and did not incur any other-than-temporarily impaired charges during the period.

Results of Operations

Net income for the quarter ended September 30, 2008 totaled $1.8 million, or $0.15 per diluted share. This compares with 2008 second quarter net income of $1.3 million, equal to $0.11 per diluted share, including a $367,000 pre-tax loss on derivatives which lowered second quarter earnings by approximately $213,000, or $0.02 per diluted share. In the year-ago third quarter, the company posted net income of $2.4 million, or $0.20 per diluted share.

For the nine months ended September 30, 2008, the company reported net income of $5.2 million, or $0.45 per diluted share, compared with net income of $4.4 million, or $0.41 per diluted share for the 2007 nine-month period. Year-ago results that affect comparability include a $2.4 million gain on the sale of two bank charters, a $1.6 million charge related to the refinancing of trust preferred securities and approximately $5.4 million of integration and conversion charges related to the merger of two holding companies that created First California in March 2007, as well as the fact that the first quarter 2007 included only approximately 19 days of results for FCB Bancorp.

Total loans at September 30, 2008 rose 3.3% to $783.5 million from $757.6 million at year-end 2007. The company’s total deposits remained relatively stable at $757.8 million as of September 30, 2008, compared with $761.1 million at year-end 2007. Total assets at September 30, 2008 increased by $16.3 million, or 1.5%, to $1.13 billion, compared with $1.11 billion at December 31, 2007.

The company’s net interest margin for the 2008 third quarter was stable sequentially at 4.17%, compared with 4.17% in the immediately preceding second quarter. The 2008 third quarter net interest margin is lower, however, when compared with 4.77% for the 2007 third quarter, reflecting the 325 basis point reduction in the Federal Funds Rate from 2007 through the end of the current third quarter. For the year-to-date period, net interest margin was 4.15%, compared with 4.73% for the corresponding period in 2007.

The efficiency ratio for the third quarter of 2008 improved sequentially to 69.72% from 77.27% in the second quarter of 2008, but was higher when compared with 63.20% in the year-ago third quarter. The company noted that the efficiency ratio for its 2008 second quarter was adversely impacted by the previously mentioned $367,000 derivative loss during the quarter.

“We continue to focus on enhancing our efficiencies and managing costs in this challenging economic environment,” said C. G. Kum, president and chief executive officer. “During the third quarter, we consolidated our administrative and back-office departments into our new headquarters in Westlake Village, and we look forward to continued benefits as we make further progress consolidating our operations and locations.”

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Liquidity and Capital Resources

First California’s primary source of funds continues to be core deposits, and the company posted an $18 million increase in retail time deposits during the third quarter as a result of strategic marketing campaigns. The company also has access to alternate funding sources and continued to utilize brokered deposits, FHLB borrowings and State of California time deposits during the quarter. Brokered deposits decreased sequentially to $28.4 million at September 30, 2008 from $30.9 million at June 30, 2008. The change in the mix of funding liabilities and the change in market rates during the quarter contributed to cost of interest-bearing deposits and cost of borrowed funds of 2.11% and 4.00%, respectively, for the third quarter of 2008. These compare with cost of interest-bearing deposits of 2.23% and cost of borrowed funds of 3.92% for the 2008 second quarter.

At September 30, 2008, First California had total unsecured Federal Funds facilities with other financial institutions of $31.0 million. In addition, the company has a $12.5 million secured borrowing facility with the Federal Reserve Bank of San Francisco. These facilities, along with the unused and available borrowing capacity on the bank’s secured FHLB borrowing facility in excess of $43.0 million, provide ample liquidity to support the company’s operations and strategic plan.

At September 30, 2008, total shareholders’ equity amounted to $136.7 million, compared with $136.9 million at December 31, 2007. The company’s net book value per common share increased to $11.84 per share at September 30, 2008 from $11.81 at December 31, 2007, and its tangible book value per common share increased to $6.71 per share from $6.61, respectively. The increase in shareholders’ equity from earnings in 2008 has been offset by an almost equal amount of after-tax decreases in the market value of the bank’s investment portfolio (mainly agency and private label mortgage-backed securities) resulting in only a slight increase in book value per share for the period.

First California Bank’s total risk-based and leverage capital ratios at September 30, 2008 were 12.89% and 9.64%, respectively. Accordingly, the bank continues to exceed the “well-capitalized” guidelines established by the regulatory agencies, which requires a bank to have a total risk-based capital ratio of 10% or greater, and a leverage ratio of 5% or greater.

Outlook

Kum concluded: “The competition for customer deposits continues to be intense in Southern California, and we expect the economic and business climate to remain very challenging into 2009 and possibly longer. Nevertheless, while First California is well poised to capitalize on opportunities in the marketplace, we anticipate modest levels of growth in our core markets. With no direct exposure to the subprime industry and a deeply experienced credit administration team, the company has been able to sustain sound asset quality. We have proactively reduced the levels of residential construction and land loans to minimize the overall risk and continue to maintain a well-diversified loan portfolio. More importantly, the company has maintained a strong capital position and sound asset quality levels, enabling First California to continue supporting our communities through prudent lending practices.”

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is an emerging force in Southern California banking. With assets exceeding $1 billion, the company operates throughout Southern California, primarily under the First California Bank brand. The bank’s focus is

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the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate, development and construction companies. With a commitment to provide the best client service available in its markets, the bank offers a full line of quality commercial banking products through twelve full-service branch offices and one loan production office. The holding company’s website can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

First California was a wholly owned subsidiary of National Mercantile Bancorp formed to facilitate the reincorporation merger with National Mercantile and the merger with FCB Bancorp, which occurred on March 12, 2007. Accordingly, First California’s historical balance sheet and results of operations before the merger are the same as the historical information of National Mercantile. The company’s results of operations include approximately 19 days of FCB Bancorp’s results for the 2007 first quarter.

Forward Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the maintenance of First California’s asset quality and capital position, its ability to enhance efficiencies and manage costs and the expected continued progress in consolidating operations and the benefits of those activities, the monitoring of and management of risks in First California’s loan portfolio, the adequacy of sources of liquidity to support First California’s operations and strategic plans, the monitoring of and response to changing market conditions, the status of the economy in the Southern California communities served by First California and First California’s expectation for modest levels of growth in its core markets and First California’s ability to capitalize on marketplace opportunities. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business, including the possibility of a U.S. recession, a slowdown in construction activity, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California and First California Bank to retain customers, demographic changes, demand for the products or services of First California and First California Bank, as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled “Risk Factors” in First California’s Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission (“SEC”). The documents filed by First California with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.

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First California Financial Group

Unaudited Financial Results

(in thousands except for share data and ratios)
As of or for the quarter ended	30-Sep-08	30-Jun-08	31-Mar-08	31-Dec-07	30-Sep-07

Income statement summary
Net interest income	$10,348	$10,335	$10,263	$10,658	$10,954
Service charges, fees & other income	1,043	903	818	854	823
Loan commissions & sales	143	185	54	586	540
Operating expenses	8,041	8,460	8,016	7,813	7,784
Provision for loan losses	300	200	450	—	—
Amortization of intangible assets	298	297	298	372	242
Loss on sale of securities	(13)	—	—	—	—
Gain (loss) on derivatives	(1)	(367)	1,225	224	—
Integration/conversion expense	—	—	—	—	540

Income before tax	2,881	2,099	3,596	4,137	3,751
Tax expense	1,120	815	1,407	1,475	1,340

Net income	$1,761	$1,284	$2,189	$2,662	$2,411

Balance sheet data
Total assets	$1,125,294	$1,125,096	$1,134,507	$1,108,842	$1,091,696
Shareholders’ equity	136,680	136,229	138,256	136,867	135,233
Common shareholders’ equity	135,680	135,229	137,256	135,867	134,233
Earning assets	994,212	991,740	1,005,653	988,982	964,387
Loans	783,496	773,544	754,419	746,179	756,264
Loans—held for sale	—	—	23,927	11,454	3,567
Securities	209,736	217,896	227,032	231,095	204,281
Federal funds sold & other	980	300	275	255	275
Interest-bearing funds	784,452	790,202	794,225	759,367	741,246
Interest-bearing deposits	563,244	566,664	540,919	563,818	566,799
Borrowings	194,520	196,863	226,644	168,901	147,811
Junior subordinated debt	26,688	26,675	26,662	26,648	26,635
Goodwill and other intangibles	58,848	59,146	59,444	59,859	60,231
Deposits	757,765	754,115	729,819	761,080	767,237

Asset quality data and ratios
Loans past due 30 to 89 days and accruing	$6,560	$1,502	$4,646	$4,746	$3,668
Loans past due 90 days and accruing	947	1,081	1,480	2,848	890
Nonaccruing loans	8,636	6,627	5,720	5,720	5,720

Total past due and nonaccrual loans	$16,143	$9,210	$11,846	$13,314	$10,278

Repossessed personal property	$154	$154	$161	$197	$244
Other real estate owned	120	—	—	—	—

Total foreclosed property	$274	$154	$161	$197	$244

Net loan charge-offs	$194	$15	$570	$262	$211
Allowance for loan losses	$7,999	$7,894	$7,708	$7,828	$8,085
Allowance for loan losses to loans	1.02%	1.02%	1.02%	1.05%	1.07%

Common shareholder data
Basic earnings per share	$0.15	$0.11	$0.19	$0.23	$0.21
Diluted earnings per share	$0.15	$0.11	$0.19	$0.22	$0.20
Book value per share	$11.84	$11.78	$11.95	$11.81	$11.46
Tangible book value per share	$6.71	$6.62	$6.77	$6.61	$6.32
Shares outstanding	11,456,464	11,477,086	11,485,220	11,500,520	11,715,310
Basic weighted average shares	11,466,375	11,480,271	11,484,749	11,621,958	11,715,245
Diluted weighted average shares	11,744,823	11,756,817	11,757,532	11,887,269	12,246,499

Selected ratios
Return on average assets	0.63%	0.46%	0.80%	0.99%	0.93%
Return on average equity	5.14%	3.72%	6.47%	8.01%	7.19%
Equity to assets	12.15%	12.11%	12.19%	12.34%	12.39%
Tangible equity to tangible assets	7.29%	7.23%	7.33%	7.34%	7.27%
Efficiency ratio	69.72%	77.27%	60.99%	62.73%	63.20%
Net interest margin (tax equivalent)	4.17%	4.17%	4.14%	4.34%	4.77%
Total risk-based capital ratio:
First California Bank	12.89%	12.59%	12.15%	11.98%	11.34%

First California Financial Group

Unaudited Financial Results (cont’d)

	YTD	YTD
(in thousands except for share data and ratios)	30-Sep-08	30-Sep-07

Income statement summary
Net interest income	$30,946	$29,586
Service charges, fees & other income	2,764	2,362
Loan commissions & sales	382	1,613
Operating expenses	24,517	21,162
Provision for loan losses	950	—
Amortization of intangible assets	893	657
Gain on derivatives	857	—
Gain on sale of charters	—	2,375
Loss on sale of securities	(13)	—
Integration/conversion expense	—	5,443
Expense of early termination of debt	—	1,564

Income before tax	8,576	7,110
Tax expense	3,342	2,684

Net income	$5,234	$4,426

Balance sheet data
Total assets	$1,125,294	$1,091,696
Shareholders’ equity	136,680	135,233
Common shareholders’ equity	135,680	134,233
Earning assets	994,212	967,954
Loans	783,496	759,831
Loans—held for sale	—	3,567
Securities	209,736	204,281
Federal funds sold & other	980	275
Interest-bearing funds	784,452	741,246
Interest-bearing deposits	563,244	566,799
Borrowings	194,520	147,811
Junior subordinated debt	26,688	26,635
Goodwill and other intangibles	58,848	60,231
Deposits	757,765	767,237

Asset quality data and ratios
Loans past due 30 to 89 days and accruing	$6,560	$3,668
Loans past due 90 days and accruing	947	890
Nonaccruing loans	8,636	5,720

Total past due and nonaccrual loans	$16,143	$10,278

Repossessed personal property	$154	$244
Other real estate owned	120	—

Total foreclosed property	$274	$244

Net loan charge-offs (recoveries)	$779	$204
Allowance for loan losses	$7,999	$8,085
Allowance for loan losses to loans	1.02%	1.06%

Common shareholder data
Basic earnings per share	$0.46	$0.44
Diluted earnings per share	$0.45	$0.41
Book value per share	$11.84	$11.46
Tangible book value per share	$6.71	$6.32
Shares outstanding	11,456,464	11,715,310
Basic weighted average shares	11,478,124	10,078,612
Diluted weighted average shares	11,754,050	10,681,037

Selected ratios
Return on average assets	0.62%	0.50%
Return on average equity	5.10%	5.27%
Equity to assets	12.18%	12.39%
Tangible equity to tangible assets	7.29%	7.27%
Efficiency ratio	69.40%	63.02%
Net interest margin (tax equivalent)	4.15%	4.73%
Total risk-based capital ratio:
First California Bank	12.89%	11.34%

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